Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of HA Sustainable Infrastructure Capital, Inc. for the offer to exchange the registered notes and to the incorporation by reference therein of our report dated March 28, 2024, with respect to the consolidated financial statements of Daggett Renewable Holdco LLC and subsidiaries included in HA Sustainable Infrastructure Capital, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 10, 2026